                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.1

                              JCA TECHNOLOGY, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm              2

Balance Sheets                                                                          3

Statements of Operations                                                                4

Statements of Stockholders' Equity                                                      5

Statements of Cash Flows                                                                6

Notes to Financial Statements                                                           7

   REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
JCA Technology, Inc.

         We have audited the accompanying balance sheets of JCA Technology, Inc. as of December 28, 2003 and December 29, 2002, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 28, 2003 and December 29, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JCA Technology, Inc. at December 28, 2003 and December 29, 2002, and the results of its operations and its cash flows for the years ended December 28, 2003 and December 29, 2002, in conformity with U.S. generally accepted accounting principles.

         As discussed in Note 1 to the financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The 2003 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                      /s/ Ernst & Young LLP

San Jose, California
September 19, 2004

                              JCA TECHNOLOGY, INC.
                                 BALANCE SHEETS

                                                                                     DECEMBER 28,     DECEMBER 29,       JULY 3,
                                                                                        2003              2002            2004
                                                                                    -------------    -------------    -------------
                                                                                                                       (unaudited)
ASSETS
Current Assets
 Cash and cash equivalents                                                          $     216,000    $     816,000    $     861,000
 Trade accounts receivable, less allowances of $106,000 at December 28, 2003,
  $240,000 at December 29, 2002 and $61,000 at July 3, 2004                             1,261,000        1,009,000          877,000
 Inventories:
  Raw materials                                                                           286,000          347,000          213,000
  Work in progress                                                                         72,000           79,000           39,000
  Finished goods                                                                           67,000           39,000          110,000
                                                                                    -------------    -------------    -------------
   Total inventories                                                                      425,000          465,000          362,000
 Prepaid expenses and other current assets                                                 24,000           12,000           15,000
                                                                                    -------------    -------------    -------------
   Total current assets                                                                 1,926,000        2,302,000        2,115,000
Receivable from Parent                                                                          -                -        3,428,000
Property, plant and equipment:
 Manufacturing and development equipment                                                2,293,000        2,356,000          281,000
 Computer software and equipment                                                           76,000           76,000           11,000
                                                                                    -------------    -------------    -------------
                                                                                        2,369,000        2,432,000          292,000
 Less allowances for depreciation and amortization                                     (1,255,000)        (916,000)         (33,000)
                                                                                    -------------    -------------    -------------
   Net property, plant and equipment                                                    1,114,000        1,516,000          259,000
                                                                                    -------------    -------------    -------------
 Intangible assets, net of accumulated amortization of $10,417,000 at
  December 28, 2003, $9,725,000 at December 29, 2002 and $295,000 at July 3, 2004         703,000        1,395,000        4,155,000
                                                                                    -------------    -------------    -------------
   Total assets                                                                     $   3,743,000    $   5,213,000    $   9,957,000
                                                                                    =============    =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                                                   $     209,000    $     194,000    $      66,000
 Accrued compensation and related benefits                                                347,000          542,000          388,000
 Warranty provision                                                                       194,000          149,000          112,000
 Other accrued expenses                                                                   466,000          228,000          254,000
 Restructuring accrual                                                                          -          110,000                -
                                                                                    -------------    -------------    -------------
  Total current liabilities                                                             1,216,000        1,223,000          820,000
Payable to Parent                                                                      20,324,000       16,613,000                -
Commitments and contingencies
Stockholders' equity:
 Common stock, $0.01 par value:
  Authorized shares - 1,000
  Issued and outstanding - 1,000                                                                -                -                -
 Additional paid-in capital                                                           313,297,000      313,297,000       11,110,000
 Accumulated deficit                                                                 (331,094,000)    (325,920,000)      (1,973,000)
                                                                                    -------------    -------------    -------------
   Total stockholders' equity                                                         (17,797,000)     (12,623,000)       9,137,000
                                                                                    -------------    -------------    -------------
   Total liabilities and stockholders' equity                                       $   3,743,000    $   5,213,000    $   9,957,000
                                                                                    =============    =============    =============

                       See notes to financial statements.

                              JCA TECHNOLOGY, INC.
                            STATEMENTS OF OPERATIONS

                                                    YEAR ENDED                   SIX MONTHS ENDED
                                            ----------------------------    ----------------------------
                                            DECEMBER 28,    DECEMBER 29,      JULY 3,         JUNE 29,
                                                2003            2002           2004            2003
                                            ------------    ------------    ------------    ------------
                                                                             (UNAUDITED)    (UNAUDITED)
Net product revenues                        $  6,573,000    $  9,018,000    $  3,184,000    $  3,250,000
Cost of net product revenues                   7,272,000      17,226,000       2,900,000       3,673,000
                                            ------------    ------------    ------------    ------------
 Gross profit (loss)                            (699,000)     (8,208,000)        284,000        (423,000)
Operating Expenses:
 Research and development                      1,527,000       4,657,000         652,000         783,000
 Less funding received from research
  and development contracts                      (50,000)       (197,000)              -         (50,000)
                                            ------------    ------------    ------------    ------------
 Net research and development                  1,477,000       4,460,000         652,000         733,000
 Sales and marketing                             892,000       1,273,000         495,000         446,000
 General and administrative                    1,310,000       2,025,000         690,000         763,000
 Amortization of intangibles                     692,000       2,821,000         420,000         346,000
 Impairment of intangibles                             -       7,178,000               -               -
 Restructuring and other charges                 124,000       3,118,000               -         (44,000)
                                            ------------    ------------    ------------    ------------
  Total operating expenses                     4,495,000      20,875,000       2,257,000       2,244,000
                                            ------------    ------------    ------------    ------------
Operating loss                                (5,194,000)    (29,083,000)     (1,973,000)     (2,667,000)
Interest income                                    2,000          16,000               -               -
Other income (expense), net                       18,000          17,000               -          15,000
                                            ------------    ------------    ------------    ------------
  Net loss                                  $ (5,174,000)   $(29,050,000)   $ (1,973,000)   $ (2,652,000)
                                            ============    ============    ============    ============
Basic and diluted net loss per share        $     (5,174)   $    (29,050)   $     (1,973)   $     (2,652)
                                            ============    ============    ============    ============
Shares used to compute net loss per share          1,000           1,000           1,000           1,000
                                            ============    ============    ============    ============

                       See notes to financial statements.

                              JCA TECHNOLOGY, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    COMMON STOCK             ADDITIONAL
                                              ---------------------------      PAID-IN      ACCUMULATED
                                                SHARES         AMOUNT          CAPITAL        DEFICIT            TOTAL
                                              ----------    ------------    -------------   -------------    -------------
Balance at December 30, 2001                       1,000    $          -    $ 313,297,000   $(296,870,000)   $  16,427,000

 Net loss and comprehensive loss                       -               -                -     (29,050,000)     (29,050,000)
                                              ----------    ------------    -------------   -------------    -------------

Balance at December 29, 2002                       1,000               -      313,297,000    (325,920,000)     (12,623,000)

 Net loss and comprehensive loss                       -               -                -      (5,174,000)      (5,174,000)
                                              ----------    ------------    -------------   -------------    -------------
Balance at December 28, 2003                       1,000               -      313,297,000    (331,094,000)     (17,797,000)

 Purchase price adjustments from Bookham
   acquisition (unaudited)                             -               -     (302,187,000)    331,094,000       28,907,000

 Net loss and comprehensive loss (unaudited)                                                $  (1,973,000)      (1,973,000)
                                              ----------    ------------    -------------   -------------    -------------
Balance at July 3, 2004 (unaudited)                1,000    $          -    $  11,110,000   $  (1,973,000)   $   9,137,000
                                              ==========    ============    =============   =============    =============

                       See notes to financial statements.

                              JCA TECHNOLOGY, INC.
                            STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED                   SIX MONTHS ENDED
                                                          ----------------------------    ----------------------------
                                                          DECEMBER 28,    DECEMBER 29,       JULY 3,        JUNE 29,
                                                              2003           2002             2004            2003
                                                          ------------    ------------    ------------    ------------
                                                                                           (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES
Net loss                                                  $ (5,174,000)   $(29,050,000)   $ (1,973,000)   $ (2,652,000)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization                                518,000       1,072,000         156,000         275,000
  Restructuring and impairment charges                         169,000       3,096,000               -               -
  Amortization of goodwill and other intangibles               692,000       2,821,000         420,000         346,000
  Impairment of goodwill                                             -       7,178,000               -               -
  Loss on disposal of assets                                         -         115,000               -               -
  Changes in operating assets and liabilities:
   Accounts receivable                                        (252,000)        230,000         384,000         (95,000)
   Inventories                                                  40,000       1,545,000          63,000          13,000
   Prepaid expenses and other current assets                   (12,000)         72,000           9,000         (99,000)
   Accounts payable                                             15,000         (36,000)       (143,000)        (76,000)
   Accrued expenses                                             88,000      (2,327,000)       (253,000)        (41,000)
   Accrued restructuring                                      (110,000)     (2,059,000)              -        (110,000)
                                                          ------------    ------------    ------------    ------------
    Net cash used in operating activities                   (4,026,000)    (17,343,000)     (1,337,000)     (2,439,000)

INVESTING ACTIVITIES
Acquistion of property, plant and equipment                   (291,000)        (86,000)       (200,000)       (261,000)
Proceeds from sale of property, plant and equipment              6,000         504,000               -               -
                                                          ------------    ------------    ------------    ------------
    Net cash provided by (used in) investing activities       (285,000)        418,000        (200,000)       (261,000)

FINANCING ACTIVITIES
Funding received from Parent                                 3,711,000      15,032,000       2,182,000       3,083,000
                                                          ----------------------------    ----------------------------
    Net cash provided by financing activities                3,711,000      15,032,000       2,182,000       3,083,000
                                                          ----------------------------    ----------------------------
    Increase (decrease) in cash and cash equivalents          (600,000)     (1,893,000)        645,000         383,000
    Cash and cash equivalents at beginning of period           816,000       2,709,000         216,000         816,000
                                                          ----------------------------    ----------------------------
    Cash and cash equivalents at end of period            $    216,000    $    816,000    $    861,000    $  1,199,000
                                                          ============================    ============================

                       See notes to financial statements.

                              JCA TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

      Description of Business

         JCA Technology, Inc. ("JCA" or "the Company") was incorporated in California on October 18, 2000. The Company was acquired by New Focus, Inc. ("New Focus" or "the Parent") in January 2001 as a wholly-owned subsidiary. The Company develops and manufactures high-speed radio-frequency (RF) products serving defense, commercial radar, and homeland security markets.

      Basis of Presentation

         These financial statements have been carved out of the Parent's consolidated financials statements and reflect the purchase price allocations upon the acquisition of JCA by New Focus and present the Company's activities on a separate entity basis. Assets and liabilities separately and distinctly identifiable to JCA are reflected on the accompanying balance sheets. The statements of operations include allocations of certain corporate expenses, including compensation and benefits for sales and marketing, accounting and finance, legal and human resource functions, insurance services, information technology services and other New Focus corporate and infrastructure costs. These allocations were principally allocated using the ratio of the Company's revenue to the total revenue of the Parent and the Company or based on space occupied by the Company or based upon number of employees, where appropriate. During the first six months of fiscal 2004, the Company increased its infrastructure; therefore, reducing the support needed from its Parent company. The following table summarizes the allocations by major category:

                                  YEAR ENDED             SIX MONTHS ENDED
                          -------------------------  -----------------------
                          DECEMBER 28, DECEMBER 29,    JULY 3,     JUNE 29,
                              2003        2002          2004         2003
                          -----------  -----------   ----------   ----------
Sales and Marketing        $  892,000   $  524,000   $   79,000   $  446,000
General & Administration    1,080,000      890,000       86,000      640,000
Facility and related          885,000      733,000      340,000      448,000
Manufacturing support       1,218,000    1,795,000            -      653,000
                           ----------   ----------   ----------   ----------
 Allocations from Parent   $4,075,000   $3,942,000   $  505,000   $2,187,000
                           ==========   ==========   ==========   ==========

         The expense allocations were determined on the basis that management of New Focus and JCA considered to be a reasonable reflection of the utilization of services provided or the benefit received by JCA. Although JCA is part of a consolidated group for tax purposes, these financial statements have been prepared on a separate entity basis. Management believes that the assumptions and allocations used in these financial statements are reasonable. The expense allocated to JCA for these services are not indicative of the expenses that would have been incurred on a stand-alone basis nor are they indicative of costs that may be charged or incurred in the future. These financial statements may not necessarily reflect what JCA's results of operations, financial position or cash flows would have been had JCA been a stand-alone entity during the periods presented.

         The Company maintains a fifty-two/fifty-three week fiscal year cycle ending on the Sunday closest to December 31. Each of the two years in the period ended December 28, 2003 was comprised of fifty-two weeks

      Profitability Uncertain and Liquidity Constraints

         The Company has incurred substantial operating losses. Until profitability is achieved, substantial doubt exists about the Company's ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. These losses were funded by the Parent since its acquisition of the Company on January 16, 2001.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but not limited to, the allowances for doubtful accounts, product return reserves, inventory write-downs and warranty accruals; the useful lives of fixed assets; impairment charges on long-lived assets and other charges, allocations from the Parent and accrued liabilities and other reserves. Actual results could differ from these estimates and such differences may be material to the financial statements.

      Cash and Cash Equivalents

         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents for both fiscal 2002 and 2003 and the six months ended July 3, 2004 and June 29, 2003 consist primarily of money market funds.

      Inventories

         Inventories are stated at the lower of cost (determined using the first in, first out method) or market (estimated net realizable value). The Company plans production based on orders received and forecasted demand. Provisions for inventory were calculated in accordance with the Company's policy, which is based on inventory levels in excess of estimated six-month demand for each specific product.

      Fixed Assets

         The Company records its property and equipment at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years for equipment and software. See Note 11 for market value adjustments recorded during 2004.

      Advertising Expenses

         The cost of advertising is expensed as incurred. The Company's advertising costs were approximately $235,000, $203,000 and $94,000 and $118,000 for fiscal years ended December 28, 2003 and December 29, 2002 and the six-month periods ended July 3, 2004 and June 29, 2003, respectively.

      Revenue Recognition and Warranty Provision

         The Company recognizes product revenue when persuasive evidence of an arrangement exists, the product has been shipped, title has transferred, collectibility is reasonably assured, fees are fixed or determinable and there are no uncertainties with respect to customer acceptance. The Company provides for estimated product returns and the estimated cost to repair products under warranty at the time of sale.

         The Company generally warrants its products for twelve months from shipment. The Company specifically reserves any known warranty returns and calculates additional reserves based on the Company's history of warranty experience. The following table summarizes warranty activities for fiscal years 2003 and 2002 and the six-month period ending July 3, 2004:

                                    DECEMBER 28,   DECEMBER 29,     JULY 3,
                                        2003           2002          2004
                                    ------------   ------------    ---------
Warranty balance- beginning          $ 149,000      $ 211,000      $ 194,000
Add: provision                         155,000        157,000         82,000
Less: charges                         (110,000)      (219,000)      (164,000)
                                     ---------      ---------      ---------
Warranty balance- ending balance     $ 194,000      $ 149,000      $ 112,000
                                     =========      =========      =========

      Research and Development

         Company-sponsored research and development costs as well as costs related to research and development contracts are expensed as incurred. Total expenditures for research and development in the fiscal years ended December 28, 2003 and December 29, 2002 and six-months periods ended July 3, 2004 and June 29, 2003 were $1,477,000, $4,460,000, $652,000 and $733,000, respectively.
Funding earned under the contractual terms of research and development contracts is netted against research and development costs, which were $50,000 and $197,000 for the fiscal years ended December 28, 2003 and December 29, 2002, respectively, and $50,000 for the six months ended June 29, 2003. There was no funding earning during the six-month period ended July 3, 2004. The funding relates to various arrangements whereby the Company is reimbursed for substantially all of its costs incurred under the related project.

      Stock-Based Compensation

         The Parent has stock-based compensation plans which are described more fully in Note 7. The Company accounts for stock compensation plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related Interpretations. No stock-based employee compensation cost is reflected in net loss for stock options, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

         The following table illustrates the effect on net loss using the straight-line amortization method had compensation expense for the Company's stock-based award plans been determined based upon the fair value at the grant dates for awards under the plan consistent with the method of Financial Accounting Standards. No. 123, "Accounting for Stock-Based Compensation" (FAS
123).

                                                              YEAR ENDED                 SIX MONTHS ENDED
                                                      ---------------------------   --------------------------
                                                      DECEMBER 28,   DECEMBER 29,     JULY 3,       JUNE 29,
                                                         2003            2002          2004           2003
                                                      -----------    ------------   -----------    -----------
Net loss as reported                                  $(5,174,000)   $(29,050,000)  $(1,973,000)   $(2,652,000)
Less: stock-based compensation valued under FAS 123      (445,000)       (904,000)     (178,000)      (161,000)
                                                      -----------    ------------   -----------    -----------
Pro forma net loss                                    $(5,619,000)   $(29,954,000)  $(2,151,000)   $(2,813,000)
                                                      ===========    ============   ===========    ===========

Basic and diluted net loss per share - as reported    $    (5,174)   $    (29,050)  $    (1,973)   $    (2,652)
                                                      ===========    ============   ===========    ===========

Basic and diluted net loss per share - pro forma      $    (5,619)   $    (29,954)  $    (2,151)   $    (2,813)
                                                      ===========    ============   ===========    ===========

Shares used to compute net loss per share                   1,000           1,000         1,000          1,000
                                                      ===========    ============   ===========    ===========

         Because options vest over several years, the above pro forma results are not representative of the pro forma results for future years. For purposes of pro forma disclosure, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                EMPLOYEE STOCK OPTIONS PLANS                      EMPLOYEE STOCK PURCHASE PLANS
                                           YEAR ENDED              SIX MONTHS ENDED         YEAR ENDED           SIX MONTHS ENDED
                                     --------------------------   ------------------- -------------------------- -------------------
                                     DECEMBER 28,  DECEMBER 29,   JULY 3,    JUNE 29, DECEMBER 28,  DECEMBER 29, JULY 3,   JUNE 29,
                                        2003          2002          2004       2003       2003          2002      2004      2003
                                     ------------  ------------   -------    -------- ------------  ------------ -------   --------
Expected dividend yield                   -              -            -         -           -             -         -          -
Risk free interest rate                3.52%          4.40%        3.79%     3.52%       3.90%         4.40%     3.96%      3.82%
Expected life of options (years)        7.5            7.5          7.5       7.5         0.5           0.5       0.5        0.5
Assumed volatility                      114%           119%         103%      114%        113%          119%      107%       115%

         The weighted average fair value of options granted in fiscal 2003 and 2002 and the six-month periods ending July 3, 2004 and June 29, 2003 were $3.45, $3.39, $4.33 and $3.45, respectively.

      Income Taxes

         For purposes of the financial statements, the Company has presented income taxes on a separate entity basis, as described in Note 6. Deferred income taxes are provided for differences arising in the timing of income and expenses for financial reporting and for income tax purposes using the asset/liability method of accounting. Under this method, deferred income taxes are recognized for the future tax consequences attributable to the differences between the financial statements' carrying amounts of existing assets and liabilities and their respective tax bases, using enacted tax rates. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

      Interim Financial Information

         The interim financial information at July 3, 2004 and for the six-month periods ended July 3, 2004 and June 29, 2003 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for the interim periods. The results of operations for the six-month periods ended July 3, 2004 are not necessarily indicative of the results to be expected for the full fiscal year.

3.    CONCENTRATION OF REVENUES AND CREDIT AND OTHER RISKS

         The Company sells its products to customers in defense and commercial radar industries. The Company performs ongoing credit evaluations of its customers and does not require collateral. The Company provides reserves for potential credit losses, and such losses have been within management's expectations. The following table summarizes the provision for doubtful accounts for fiscal years 2002 and 2003:

                                                                   ADDITIONS
                                                                 (DEDUCTIONS)
                                                                   CHARGED
                                               BALANCES AT      (CREDITED) TO
                                              BEGINNING OF        COSTS AND          DEDUCTIONS       BALANCES AT
                                                 PERIOD            EXPENSES          WRITE-OFFS      END OF PERIOD
                                             ---------------------------------      ------------    ---------------
Year ended December 29, 2002                 $    (344,000)      $  (88,000)        $    192,000    $     (240,000)
Year ended December 28, 2003                      (240,000)           6,000              128,000          (106,000)

         For the year ended December 28, 2003, Raytheon and Maryland Procurement Office accounted for approximately 16% and 11% of the Company's revenues, respectively. For the year ended December 29, 2002, Alcatel ASN Services accounted for approximately 29% of net revenues. For the six-months ended July 3, 2004, Raytheon accounted for approximately 12% of the Company's revenues. For the six-month ended June 29, 2003, Maryland Procurement Office accounted for approximately 21% of net revenues. No other customer accounted for greater than 10% of the Company's revenue in the periods presented.

4.    COMMITMENTS AND CONTINGENCIES

      The sale and manufacture of certain of the Company's products requires continued compliance with governmental security and import/export regulations. The Company has been notified by the U.S. Department of Commerce of charges for certain export violations relating to actual or deemed exports without, or with improper, licenses. The Company agreed to a settlement with the Department of Commerce under which the Company will pay a $200,000 penalty but will not be barred or restricted from exporting its products. The penalty charge was fully accrued for in 2003. The Company paid the penalty in full in April 2004.

      The Company shares its operating facility with its Parent and does not have any long-term contractual obligations related to the facility. Allocated rental expense including building rent, utilities and any building related expenses for years ending December 28, 2003 and December 29, 2002 and six-months ending July 3, 2004 and June 29, 2003 were $885,000, $733,000, $340,000 and
$448,000, respectively.

5.    EMPLOYEE BENEFIT PLAN

         The Company's parent sponsors a 401(k) Plan that allows voluntary contributions by eligible employees, who may elect to contribute up to the maximum allowed under the Internal Revenue Service regulations. The Company made 25% matching contributions (up to a maximum of $2,000 per eligible employee per year) and recognized costs of $56,000, $85,000, $57,000, and $36,000 for these matching provisions in the fiscal years ended December 28, 2003 and December 29, 2002 and the six-months ended July 3, 2004 and June 29, 2003, respectively.

6.    INCOME TAXES

         The Company is part of the New Focus federal consolidated and California combined group for income tax purposes. For purposes of these financial statements, income taxes are presented on a separate-entity basis. No benefit for income taxes was recognized for the Company's net tax operating losses for 2003 and 2002. Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical performance and the reported cumulative net losses in prior years, the Company's net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2003, the Company had federal and state net operating loss carryforwards of

$17,040,000 and $11,126,000, respectively, for tax purposes. As of December 31, 2003, the Company also had federal and state tax credit carryforwards of approximately $163,000 and $527,000, respectively. The net operating losses and tax credit carryforwards will expire at various dates beginning in 2011 through 2021 if not utilized. Changes in the ownership structure of New Focus as a result of its acquisition by Bookham in March 2004 may result in limitations on utilization of the Company's net operating losses and tax credits under the Internal Revenue Code.

7.    STOCK COMPENSATION PLANS

Stock Option Plans

      New Focus accounts for stock based compensation arrangements in accordance with the provisions of APB No. 25. Options to purchase the common stock of New Focus are granted to JCA employees, with such options vesting over a five year period. Under APB 25, compensation expense is recognized for options with an exercise price below the estimated fair value of New Focus's common stock at the date of grant. No stock-based employee compensation cost is reflected in net loss for stock options, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

      As of December 29, 2002, there were approximately 470,000 options outstanding held by JCA employees with a weighted-average exercise price of $5.11 per share of which 132,000 options had vested. During 2002, 596,000 options were granted at a weighted - average exercise price of $3.55 per share, 1,000 options were exercised with a weighted-average exercise price of $0.625 and 399,000 options were cancelled with a weighted-average price of $7.55 per share.

      As of December 28, 2003, there were approximately 302,000 options outstanding held by JCA employees with a weighted-average exercise price of $4.98 per share of which 88,000 options had vested. During 2003, 15,000 options had been issued at the exercise price of $3.84 per share, 60,000 options were exercised with a weighted-average exercise price of $3.99 per share and 123,000 options were cancelled with a weighted-average price of $6.36 per share.

      The following table summarizes information concerning currently outstanding and exercisable stock options at December 28, 2003:

                                       Outstanding                         Exercisable
                          -----------------------------------------   -----------------------
                                       Remaining       Weighted                   Weighted
                                      Contractual       Average                    Average
                          Options     Life (Years)   Exercise Price   Options   Exercise Price
                          -------     ------------   --------------   -------   --------------
$  0.0625 -$   2.8100      61,417        8.03           $ 2.34         15,599    $   1.57
$  2.9000 -$   2.9000      87,500        8.59           $ 2.90          5,000    $   2.90
$  2.9700 -$   3.8900      96,627        8.20           $ 3.83         38,679    $   3.85
$   3.9900-$  49.3800      56,218        7.31           $13.09         29,139    $  13.96
                          -------        ----           ------         ------    --------
   Total                  301,762        8.11           $ 4.98         88,417    $   6.73
                          =======        ====           ======         ======    ========

Employee Stock Purchase Plan

      The Company participated in it's Parent's Employee Stock Purchase Plan (Purchase Plan) until February 2004 which allowed employees to contribute up to 15% of their annual base pay plus commissions to purchase New Focus common stock. The price of common stock purchased under the Purchase Plan was equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. During fiscal 2003, approximately 84,000 shares were issued under the Purchase Plan to JCA employees at an average price of approximately $2.48 per share. During fiscal 2002, approximately 116,000 shares were issued under the Purchase Plan to JCA employees at an average price of approximately $2.88 per share.

8.    SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

      The Company currently is organized and operates as one operating segment: the design, development, manufacturing and marketing and selling of high-speed radio-frequency (RF) products for defense and avionics applications. The Company evaluates performance and allocates resources based on revenues and overall profitability.

      Geographic information for fiscal years 2003 and 2002 and the six-month periods ending July 3, 2004 and June 29, 2003 is presented below. Revenues are attributed to countries based on the location of customers.

                                    YEAR ENDED                         SIX MONTHS ENDED
                          ------------------------------       -------------------------------
                          DECEMBER 28,      DECEMBER 29,          JULY 3,           JUNE 29,
                              2003              2002               2004              2003
                          ------------      ------------          -------           --------
REVENUES
United States             $  5,993,000      $  5,846,000       $  2,645,000      $   3,043,000
Asia                           115,000           151,000            144,000             30,000
France                          71,000         1,448,000             99,000            117,000
Other Europe                   394,000         1,573,000            296,000             60,000
                          ------------      ------------       ------------      -------------
   Total revenues         $  6,573,000      $  9,018,000       $  3,184,000      $   3,250,000
                          ============      ============       ============      =============

9.    INTANGIBLES ASSETS

      In 2002, the Company determined that it would discontinue new product development for certain high-speed radio-frequency products. As a result of this decision the Company expected that revenues from its telecom products would further decline. In accordance with the Company's policy, undiscounted cash flows indicated that the remaining intangible assets associated with the JCA acquisition were impaired. The Company calculated the impairment charges by comparing the expected discounted future cash flows to the carrying amount of the related intangible assets. The discount rate applied to these cash flows was based on the Parent's weighted average cost of capital, which represents the blended after-tax costs of debt and equity. This analysis resulted in a $7.2 million write-down of intangibles in fiscal year 2002. As of December 28, 2003, the Company had $703,000 remaining in an acquired intangible related to the acquisition of JCA.

      In 2004, the Company recorded $4.5 million of intangible assets related to the acquisition of the Company by Bookham with $4.2 million net of accumulated amortization remaining as of July 3, 2004.

10.   RESTRUCTURING CHARGES

      Demand for telecom products fell abruptly beginning in the latter half of the first quarter of 2001 due to a widespread business downturn in the telecommunication industry. In late 2001, the Company's parent, New Focus, Inc., announced the restructuring plan for its JCA operation which included closing of the Company's manufacturing site in Camarillo in the early part of the third quarter of 2002 and the transfer of production from the Camarillo operation to the Parent's facility in San Jose, California. Additionally, the Company announced its plan to discontinue the new product development of certain high-speed RF products for next-generation telecommunications applications, including reducing its Wisconsin-based engineering staff and decreasing the square footage occupied under its Wisconsin facility lease.

      In 2002, the Company recorded restructuring and impairment charges totaling approximately $3,118,000 for actions taken to resize the Company's operations as a result of a continuing decline in demand for its products as well as the general decline in the telecommunications industry. These restructuring activities included discontinuing the Company's new product development of certain high-speed RF products for next-generation telecommunications applications. The restructuring and asset impairment charges consisted primarily of approximately $3,096,000 for the write-down of assets.

      In 2003, the Company recorded restructuring and impairment charges totaling $169,000 net of auction sales proceeds for idled equipment. The Company reversed approximately $45,000 from the severance provision for adjustments relating to final payments on severance related fees.

      The table below summarizes the Company's restructuring activities:

                                         BEGINNING          PROVISION                                              ENDING
                                       BALANCE AS OF      TWELVE MONTHS                                         BALANCE AS OF
                                        DECEMBER 30,    ENDED DECEMBER 29,        CASH           NON-CASH        DECEMBER 29,
                                            2001             2002               PAYMENTS         CHARGES            2002
                                       -------------    ------------------      --------         -------        -------------
Restructuring activities
 Workforce reduction severance costs    $ 1,949,000      $      22,000      $   (1,861,000)   $           -       $ 110,000
 Facility closure costs                     220,000                  -            (220,000)               -               -
 Property and equipment write-downs               -          3,096,000                   -        (3,096,000)             -
                                        -----------      -------------      --------------    --------------      ---------
Restructuring charges                   $ 2,169,000      $   3,118,000      $   (2,081,000)   $   (3,096,000)     $ 110,000
                                        ===========      =============      ==============    ==============      =========

                                         BEGINNING          PROVISION                                              ENDING
                                       BALANCE AS OF      TWELVE MONTHS                                         BALANCE AS OF
                                        DECEMBER 29,    ENDED DECEMBER 28,        CASH           NON-CASH        DECEMBER 28,
                                            2002             2003               PAYMENTS         CHARGES            2003
                                       -------------    ------------------      --------         -------        -------------
Restructuring activities
 Workforce reduction severance costs    $   110,000       $   (45,000)       $     (65,000)   $            -       $  -
 Property and equipment write-downs               -           169,000                    -          (169,000)         -
                                        -----------       -----------        -------------    --------------       ----
Restructuring charges                   $   110,000       $   124,000        $     (65,000)   $     (169,000)      $  -
                                        ===========       ===========        =============    ==============       ====

      In the six months ended June 29, 2003, the Company reversed approximately $45,000 from the severance provision for adjustments relating to final payments on severance related fees. There were no restructuring and impairment activities in the six months ending July 3, 2004.

      The table below summarizes the Company's restructuring activities:

                                         BEGINNING          PROVISION                                              ENDING
                                       BALANCE AS OF        SIX MONTHS                                          BALANCE AS OF
                                        DECEMBER 29,      ENDED JUNE 29,          CASH           NON-CASH           JUNE 29,
                                            2002             2003               PAYMENTS         CHARGES            2003
                                       -------------      --------------        --------         -------        -------------
Restructuring activities
   Workforce reduction severance costs  $   110,000      $      (45,000)      $     (65,000)     $   -               $   -
                                        -----------      --------------       -------------      ------              -----
Restructuring charges                   $   110,000      $      (45,000)      $     (65,000)     $   -               $   -
                                        ===========      ==============       =============      ======              =====

11.   MERGER WITH BOOKHAM TECHNOLOGY PLC

      JCA was acquired by Bookham Technology plc ("Bookham") through its acquisition of New Focus on March 8, 2004. As a result of the acquisition, certain assets were adjusted to reflect the market value on the date of the acquisition and stockholders' equity was adjusted to reflect only 2004 operational results based on the carved-out financial statements. The following accounts were impacted as a result of the acquisition adjustments:

                                        PRIOR TO BOOKHAM                    POST BOOKHAM
                                          ACQUISITION       ADJUSTMENTS      ACQUISITION
                                        ----------------    -----------     ------------
Net property, plant and equipment       $      1,195,000   $     (948,000)  $    247,000
Intangible assets                                580,000        3,870,000      4,450,000
Additional paid-in capital                   313,296,990     (302,187,000)    11,109,990
Accumulated deficit                         (331,094,000)     331,094,000              -
Receivable from/(payable to) Parent          (21,863,000)      25,985,000      4,122,000

      As a result of Bookham's acquisition, the statement of operations for the period from March 9, 2004 through July 3, 2004 reflects the impact of the purchase price adjustments noted above.

12.   SUBSEQUENT EVENTS

      On July 21, 2004, JCA was sold to Endwave Corporation for a consideration of $6 million.

13.   QUARTERLY SUMMARIES (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                               ------------------------------------------------------
                                               JUL. 3,     APR. 4,     DEC. 28,  SEPT. 29,   JUNE 29,
                                                2004        2004        2003       2003       2003
                                                ----        ----        ----       ----       ----
                                                                 (IN THOUSANDS)
QUARTERLY STATEMENT OF OPERATIONS DATA:
   Net revenues                                $ 1,665     $ 1,519     $ 1,734    $ 1,589     $ 1,889
   Cost of net revenues                          1,350       1,550       1,878      1,721       1,968
                                               -------     -------     -------     ------     -------
     Gross profit (loss)                           315         (31)       (144)      (132)        (79)

   Operating Expenses:
     Research and development, net                 339         313         384        360         409
     Sales and marketing                           262         233         223        223         223
     General and administrative                    349         341         296        250         510
     Amortization of goodwill and other
       intangibles                                 223         197         173        173         173
     Impairment of goodwill and other
       intangibles                                   -           -           -          -           -
     Restructuring and asset impairment
       charges                                       -           -          (1)       170          (9)
                                               -------     -------     -------     ------     -------
        Total operating expenses                 1,173       1,084       1,075      1,176       1,306
                                               -------     -------     -------     ------     -------
   Operating loss                                 (858)     (1,115)     (1,219)    (1,308)     (1,385)

   Interest and other income (expense), net          -           -           3          1           -
                                               -------     -------     -------     ------     -------
   Net loss                                    $  (858)    $ 1,115)    $(1,216)   $(1,307)    $(1,385)
                                               =======     =======     =======     ======     =======
   Basic and diluted net loss per share        $ (0.86)    $ (1.12)    $ (1.22)   $ (1.31)    $ (1.39)
                                               =======     =======     =======     ======     =======
                                                                 THREE MONTHS ENDED
                                               ------------------------------------------------------
                                               MARCH 30,   DEC. 29,  SEPT. 29,   JUNE 30,    MARCH 31,
                                                 2003       2002       2002       2002        2002
                                                 ----       ----       ----       ----        ----
                                                                 (IN THOUSANDS)

QUARTERLY STATEMENT OF OPERATIONS DATA:
   Net revenues                                 $ 1,361    $ 1,832    $ 1,576     $ 2,559     $ 3,051
   Cost of net revenues                           1,705      3,119      4,833       5,137       4,137
                                                -------    -------    -------    --------     -------
     Gross profit (loss)                           (344)    (1,287)    (3,257)     (2,578)     (1,086)

   Operating Expenses:
     Research and development, net                  324        200        535       2,030       1,695
     Sales and marketing                            223        220        303         378         372
     General and administrative                     253        333        418         623         651
     Amortization of goodwill and other
       intangibles                                  173        153        172       1,248       1,248
     Impairment of goodwill and other
       intangibles                                    -          -          -       7,178           -
     Restructuring and asset impairment
       charges                                      (36)       (96)         9       3,205           -
                                                -------    -------    -------    --------     -------
        Total operating expenses                    937        810      1,437      14,662       3,966
                                                -------    -------    -------    --------     -------
   Operating loss                                (1,281)    (2,097)    (4,694)    (17,240)     (5,052)

   Interest and other income (expense), net          15         18          -           1          14
                                                -------    -------    -------    --------     -------
   Net loss                                     $(1,266)   $(2,079)   $(4,694)   $(17,239)    $(5,038)
                                                =======    =======    =======    ========     =======
   Basic and diluted net loss per share         $ (1.27)   $ (2.08)   $ (4.69)   $  17.24)    $ (5.04)
                                                =======    =======    =======    ========     =======